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NEWS RELEASE
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              HOLLYWOOD ENTERTAINMENT CORPORATION REPORTS
               FOURTH QUARTER AND FULL YEAR 2003 RESULTS

                                AND

            NAMES NEW PRESIDENT AND CHIEF OPERATING OFFICER


PORTLAND, OREGON - January 29, 2004 - Hollywood Entertainment Corporation (Nasdaq: HLYW), owner and operator of more than 1,900 Hollywood Video superstores and approximately 600 Game Crazy video game specialty stores, today reported fourth quarter and full year 2003 earnings and provided investor guidance for the first quarter and full year 2004.

Fourth Quarter and Full Year 2003 Results

Effective with the issuance of this press release, we will begin to report certain segment information for our two business segments, Hollywood Video and Game Crazy, including segment information related to same store sales or "comps" as if each segment were a stand-alone entity.

Hollywood Video:

Fourth quarter revenue and same store sales for Hollywood Video, excluding Game Crazy, were $388 million and negative 1% respectively. The difference between negative 1% same store sale for Hollywood Video and the negative 2% rental comps reported on January 6, 2004 is attributable to a same store increase in Hollywood Video merchandise sales during the quarter. Fourth quarter 2003 operating income was $53 million.

Full year 2003 revenue and same store sales for Hollywood Video were $1.5 billion and 3% respectively. For the full year, there is no material difference between "rental comps" and Hollywood Video comps. Full year 2003 operating income was $205 million. During 2003, Hollywood Video opened 102 new stores, ending the year with 1,920 stores.

Game Crazy:

Fourth quarter 2003 revenue and same store sales for Game Crazy, excluding Hollywood Video, were $86 million and 30% respectively. Fourth quarter 2003 operating loss was $5 million (after the allocation of approximately $1 million of general and administrative expenses from Hollywood Video to Game Crazy for information services support, treasury and accounting functions, and other general and administrative services).

Full year 2003 revenue and same store sales for Game Crazy were $180 million and 15% respectively. Full year 2003 operating loss was $20 million (after the allocation of approximately $2 million of general and administrative expenses from Hollywood Video to Game Crazy for information services support, treasury and accounting functions, and other general and administrative services). During 2003, Game Crazy opened 319 new stores, ending the year with 595 stores.

Hollywood Entertainment Corporation:
Fourth quarter 2003 total revenue increased 15% to $474 million. Fourth quarter 2003 net income was $0.36 per diluted share, including a non-cash benefit of $0.02 per diluted share from the reversal of a prior-year reserve for store closures offset by incremental non-cash interest expense of $0.02 per diluted share attributable to the accelerated amortization of deferred financing costs resulting from the Company's prepayment of its senior bank credit facility.

Full year 2003 total revenue increased 13% to $1.7 billion. Full year 2003 adjusted net income was $1.40 per diluted share, versus unadjusted net income of $1.28 per diluted share after a $12.5 million pre-tax charge for early debt retirement in the first quarter. Full year 2003 operating income for Hollywood Entertainment Corporation, including all of the operations of both Hollywood Video and Game Crazy, was $185 million.

After the charge for early debt retirement, full year 2003 net income was $82 million compared to full year 2002 net income of $242 million, which benefited from the reduction of a valuation allowance on the Company's deferred tax assets and, to a lesser extent, the reversal of a prior-year reserve for restructuring the Company's internet business. Full year adjusted net income was $90 million for 2003 compared to $77 million for 2002.

Full year 2003 EBITDA was $244 million and free cash flow was $73 million. Free cash flow is calculated on the Consolidated Statement of Cash Flows as Cash Flow Provided By Operating Activities of $391 million, less Net Purchases of Rental Inventory of $220 million, less Net Purchases of Property and Equipment of $94 million, less the Increase in Intangibles and Other Assets.

Commenting on the Company's performance, Mark Wattles, the Company's Founder, Chairman and CEO said, "While I was disappointed by Game Crazy's performance in the first nine months of the year and by Hollywood Video's performance in the second half of the year, the Company still managed to grow total revenue by 13% and adjusted net income by 16%. To put that in perspective, we generated 3% same store sales in a mature industry, while building Game Crazy, which was essentially a retail start-up, into one of the leading game retailers in the country."

The Company also announced that F. Bruce Giesbrecht, the Company's current General Manager of Corporate Operations was named to the position of President and Chief Operating Officer. Mr. Giesbrecht was the Founder and President of a software development company specializing in information systems for the video industry, before joining the Company in 1993 as Vice President of Corporate Information Systems and Chief Information Officer. He was named to the position of Senior Vice President of Product Management in 1995, to the position of Senior Vice President of Strategic Planning in 1998, and then to the position of Executive Vice President of Business Development in 2000. In addition to his executive position, Mr. Giesbrecht was elected to the Company's Board of Directors in 2003. Commenting on the new position, Mr. Wattles said, "I will continue as Chairman and Chief Executive Officer, and I am excited to have Bruce as a partner to help ensure our continued success. I have worked closely with Bruce since he was a vendor helping open my first store in 1988, and I am confident he is the best person to partner with in creating long-term shareholder value."

First Quarter 2004 Guidance

Hollywood Video:
Although business has been trending weaker than expected quarter-to-date, Hollywood Video is maintaining the guidance it provided on December 1, 2003 of mid-single-digit negative same store sales for the first quarter of 2004.

Game Crazy:
Same store sales for Game Crazy are expected to range from 12% to 14% for the first quarter of 2004.

Hollywood Entertainment Corporation:
Based on the ranges of same store sales for Hollywood Video and Game Crazy as described above, the Company is maintaining the guidance it provided on December 1, 2003 of net income in the range of $0.33 to $0.37 per diluted share for the first quarter of 2004.

Full Year 2004 Guidance

Hollywood Video:
Assuming a neutral comparison of aggregate home video new releases during the nine months following the first quarter of 2004, and adjusting for the volatility and weakness seen over the last several months, Hollywood Video quarterly same store sales are expected to range from negative 2% to positive 2% for the last three quarters of the year. Hollywood Video is maintaining the guidance it provided on December 1, 2003 of negative 1% to negative 2% same store sales for the full year 2004.

In addition, Hollywood Video plans to open 150 new stores in 2004, weighted toward the second half of the year.

Game Crazy:
Based on the limited information available regarding upcoming software releases and other factors affecting the game industry, same store sales for Game Crazy are expected to average mid-to-high single-digit for the nine months following the first quarter and the full year 2004.

In addition, Game Crazy plans to add 150 new Game Crazy stores in 2004, with the substantial majority scheduled to open in the third quarter. Based on the same store sales assumptions above and planned 2004 new store growth, Game Crazy expects an operating loss of approximately $16 million (after allocating a portion of the total Hollywood Entertainment Corporation's general and administrative expenses at the rate of 1% of Game Crazy's revenue). There is a possibility that Game Crazy may increase or accelerate its expansion plans, which could include opening a significant number of new stores in the second quarter. If Game Crazy does increase or accelerate its new store expansion, it is likely that the operating loss for 2004 will be higher than $16 million.

Hollywood Entertainment Corporation:
Based on the above assumptions for Hollywood Video and Game Crazy same store sales, the planned opening of 150 new Hollywood Video stores and 150 new Game Crazy stores, and the recent volatility and weakness experienced by Hollywood Video, the Company believes 2004 net income per diluted share could be lower than 2003 adjusted net income per diluted share, but does not expect it to be less than $1.33 per diluted share.

In addition to operating Hollywood Video and Game Crazy, the Company is evaluating other long-term strategic initiatives. Should the Company choose to pursue one or more of these initiatives during 2004, it is likely that earnings would be negatively impacted by a material amount. Assuming that no significant new strategic initiatives are implemented in 2004, the Company expects total spending for growth, including inventory and store opening expenses associated with new Hollywood Video stores and Game Crazy stores, to be approximately $90 million.

During 2003, the Company prepaid $55 million of scheduled amortization related to its senior bank credit facility and repurchased approximately $26 million of its common stock. So far in 2004, the Company has prepaid an additional $20 million of its senior bank credit facility and repurchased approximately $4 million of its common stock. The Company now has $125 million of senior bank debt, with the next required amortization payment not due until 2007. Based on the Company's cash flow in the fourth quarter, and effective upon the issuance of this press release, the basket of funds allowable for share repurchase is expected to increase by approximately $23 million.

Commenting on Hollywood's future, Mr. Wattles said, "I continue to believe in both the movie rental and video game retail industries. The movie business generates significant cash, and I believe this will continue to be the case for many years to come. The game business, while not profitable for us now, is expected to grow rapidly over the next decade, and we are excited about our prospects in this industry. After funding the expansion of both Hollywood Video and Game Crazy of approximately $90 million in 2004, we still plan to have free cash flow of approximately $100 million that we can use to prepay debt, repurchase stock or pursue new initiatives."

Investor Call

The Company will host an investor call today at 4:30 p.m. EST, which may be accessed by dialing (617) 786-2901 and referring to the passcode 89928484. A replay of the call may be accessed by dialing (617) 801-6888 and referring to the passcode 10055639, or by visiting the home page of the Company's website, www.hollywoodvideo.com, or by visiting www.streetevents.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes the expectations reflected in these forward-looking statements are based upon reasonable assumptions, these expectations may not be achieved. Important considerations that could affect the timing and amount of any debt prepayment or share repurchase are the Company's ability to generate excess cash, management's discretionary use of any excess cash, market conditions for the Company's common stock, and other considerations. Factors that could affect the Company's results of operations, including its ability to generate excess cash, include the level of demand for movie and game rentals and purchases, the effects of competition and changing technologies, the timing, availability and cost to the Company of newly-released movies and games, weather, general economic and market conditions, the effects of war, the Company's ability to open and manage new video or game stores or departments, quarter-end closing adjustments and factors disclosed in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

#       #       #

INVESTOR 	   Alex Bond
CONTACT:	   Senior Vice President, Finance & Business Development
		   Phone: (503) 570-5667



                      HOLLYWOOD ENTERTAINMENT CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)


                                      Three Months Ended   Twelve Months Ended
                                         December 31,        December 31,
                                      ------------------  --------------------
                                        2003      2002       2003       2002
				     unaudited unaudited  unaudited
                                      --------  --------  ----------  ---------
REVENUE:
  Rental product revenue             $354,805  $349,276  $1,386,590 $1,324,017
  Merchandise sales                   118,750    62,859     295,958    166,049
                                     --------  --------  ---------- ----------
                                      473,555   412,135   1,682,548  1,490,066
COST OF REVENUE:
  Cost of rental product              113,625   115,781     441,034    447,278
  Cost of merchandise                  95,377    48,061     223,598    126,251
                                     --------  --------  ---------- ----------
                                      209,002   163,842     664,632    573,529
                                     --------  --------  ---------- ----------
GROSS MARGIN                          264,553   248,293   1,017,916    916,537

OPERATING COSTS AND EXPENSES:
  Operating and selling               192,807   169,693     724,136    647,773
  General and administrative           24,825    22,973     106,024     89,602
  Store opening expenses                  826     1,865       4,768      3,093
  Restructuring charge for closure
    of internet business                    -         -          -     (12,430)
  Restructuring charge for store
    closure                            (2,106)     (828)     (2,106)      (828)
                                     --------  --------  ---------- ----------
                                      216,352   193,703     832,822    727,210
                                     --------  --------  ---------- ----------
INCOME FROM OPERATIONS                 48,201    54,590     185,094    189,327

Interest expense, net                  (9,791)  (10,421)    (35,507)   (42,057)
Early debt retirement                       -         -     (12,467)    (3,534)
                                     --------  --------  ---------- ----------
Income before income taxes             38,410    44,169     137,120    143,736
Provision (benefit) for income taxes  (15,364)   97,832     (54,848)    98,109
                                     --------  --------  ---------- ----------
NET INCOME                           $ 23,046  $142,001  $   82,272 $  241,845
                                     ========  ========  ========== ==========
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Net income per share:
   Basic                             $   0.38  $   2.39  $     1.36 $    4.23
   Diluted                           $   0.36  $   2.21  $     1.28 $    3.88
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Weighted average shares outstanding:
   Basic                               60,308    59,490      60,439    57,202
   Diluted                             63,432    64,134      64,180    62,390
------------------------------------------------------------------------------

ADJUSTED NET INCOME (1)               $ 22,982  $ 25,788  $ 89,626  $  77,052
                                      ========  ========  ========  =========
Adjusted net income per diluted share $   0.36  $   0.40  $   1.40  $    1.24


(1) See disclosures regarding non-GAAP financial information at the end of this press release.



                        HOLLYWOOD ENTERTAINMENT CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share amounts)


                                                December 31,    December 31,
                                                ------------    -----------
                                                    2003            2002
                                                ------------    -----------
                                                 (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                      $    74,133     $   33,145
  Cash held by trustee for refinancing                     -        218,531
  Receivables, net                                    33,987         34,996
  Merchandise inventories                            129,864         97,307
  Prepaid expenses and other current assets           13,233         14,772
                                                 -----------    -----------
     Total current assets                            251,217        398,751

Rental inventory, net                                268,748        260,190
Property and equipment, net                          288,857        255,497
Goodwill                                              66,678         64,934
Deferred tax asset, net                              104,302        147,813
Other assets, net                                     17,655         19,191
                                                 -----------    -----------
                                                 $   997,457    $ 1,146,376
                                                 ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current maturities of long-term obligations   $       647    $    27,678
   Subordinated notes to be retired with
   cash held by trustee (including accrued
   interest of $8.1 million)                               -        212,080
   Accounts payable                                  159,586        158,423
   Accrued expenses                                  117,867        108,432
   Accrued interest                                    6,467          2,923
   Income taxes payable                                  284          1,151
                                                 -----------    -----------
     Total current liabilities                       284,851        510,687

Long-term obligations, less current portion          370,669        361,068
Other liabilities                                     16,108         17,472
                                                 -----------    -----------
                                                     671,628        889,227
                                                 -----------    -----------
Shareholders' equity:
   Preferred stock, 25,000,000 shares
     authorized; no shares issued and
     outstanding                                           -              -
   Common stock, 100,000,000 shares authorized;
     59,666,347 and 59,796,573 shares issued
     and outstanding, respectively                   489,247        503,404
   Unearned compensation                                (133)          (698)
   Accumulated deficit                              (163,285)      (245,557)
                                                 -----------    -----------
     Total shareholders' equity                      325,829        257,149
                                                 -----------    -----------
                                                 $   997,457    $ 1,146,376
                                                 ===========    ===========



                        HOLLYWOOD ENTERTAINMENT CORPORATION
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)


                                                          Twelve Months Ended
                                                              December 31,
                                                       -----------------------
                                                          2003          2002
                                                       Unaudited
                                                       ---------     ---------
OPERATING ACTIVITIES:
 Net income                                            $  82,272     $ 241,845
 Adjustments to reconcile net income
   to cash provided by operating activities:
  Write-off of deferred financing costs                    5,827         2,226
  Amortization of rental product                         211,806       218,905
  Depreciation                                            60,762        59,343
  Amortization of deferred financing costs                 4,481         3,785
  Tax benefit from exercise of stock options               8,053        12,814
  Change in deferred rent                                 (1,364)       (1,368)
  Change in deferred taxes                                43,512      (109,417)
  Non-cash stock compensation                                564        (1,633)
 Net change in operating assets and liabilities:
  Receivables                                              1,010        (5,940)
  Merchandise inventories                                (32,557)      (35,722)
  Accounts payable                                         1,163        (9,056)
  Accrued interest                                         3,544        (2,649)
  Other current assets and liabilities                     2,175       (11,142)
                                                       ---------     ---------
     Cash provided by operating activities               391,248       361,991
                                                       ---------     ---------
INVESTING ACTIVITIES:
 Purchases of rental inventory, net                     (220,364)     (288,079)
 Purchases of property and equipment, net                (94,123)      (44,254)
 Increase in intangibles and other assets                 (3,273)       (1,187)
 Net proceeds from indenture trustee                     218,531      (218,531)
                                                       ---------     ---------
     Cash used in investing activities                   (99,229)     (552,051)
                                                       ---------     ---------
FINANCING ACTIVITIES:
 Proceeds from issuance of common stock                        -       120,750
 Equity financing costs                                        -        (7,677)
 Issuance of subordinated debt                                 -       225,000
 Extinguishment of subordinated debt                    (250,000)            -
 Borrowings under new term loan facility                 200,000       150,000
 Repayment of prior revolving loan                      (107,500)     (240,000)
 Prepayment of credit agreements                         (55,000)      (42,500)
 Debt financing costs                                     (7,453)      (11,966)
 Repayments of capital lease obligations                 (10,291)      (13,816)
 Repurchase of common stock                              (26,275)            -
 Proceeds from capital lease obligation                    1,422             -
 Proceeds from exercise of stock options                   4,066         4,604
                                                       ---------     ---------
     Cash provided by (used in) financing               (251,031)      184,395
                                                       ---------     ---------

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS          40,988        (5,665)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR            33,145        38,810
                                                       ---------     ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR               $  74,133     $  33,145
                                                       =========     =========




                 HOLLYWOOD ENTERTAINMENT CORPORATION
                    Segment Reporting Information


Game Crazy is a store-in-store game specialty retail concept where game enthusiasts can buy, sell and trade new and used video game hardware, software and accessories. We began testing the concept in 1999 and 2000, and as of early 2002, we had 69 stores. In the second half of 2002, we decided to pursue an accelerated expansion of Game Crazy, opening 207 new stores and ending 2002 with 276 stores. In 2003, we continued our accelerated expansion, opening 319 new stores and ending the year with 595 stores. Game Crazy revenue increased by more than 200% in 2003 compared to 2002, representing 10.7% of the Company's 2003 total revenue. Effective with the issuance of this press release and our Annual Report on Form 10-K for the year ended December 31, 2003, we will report segment information for our two segments, Hollywood Video and Game Crazy. The following tables reconcile segment information to our consolidated financial statements (in thousands):


                              Three Months Ended December 31, 2003
                              ------------------------------------
                               Hollywood     Game
                                 Video       Crazy        Total
                              ----------  -----------  ----------
Revenues                      $  387,644  $    85,911  $  473,555
Depreciation of fixed assets      13,982        1,106      15,088
Income (loss) from operations     52,910       (4,709)     48,201
Purchases of property and
  equipment                       20,121        3,204      23,325


                              Twelve Months Ended December 31, 2003
                              -------------------------------------
                                 Hollywood     Game
                                  Video       Crazy        Total
                               ----------  -----------  ----------
Revenues                       $1,502,416  $   180,132  $1,682,548
Depreciation of fixed assets       56,699        4,063      60,762
Income (loss) from operations     205,080      (19,986)    185,094
Total assets                      888,030      109,427     997,457
Purchases of property and
  equipment                        65,769       28,354      94,123


Game Crazy revenue for the three months and twelve months ended December 31, 2002 was $30.5 million and $56.7 million, respectively. Information regarding Game Crazy's results of operations, total assets and purchases of property and equipment, as reported above for 2003, is not available for prior periods. The infrastructure and procedures necessary to provide specific segment information were not in place until 2003.

Game Crazy's loss from operations includes an overhead allocation of 1% of Game Crazy revenue for information support services, treasury and accounting functions, and other general and administrative services.




                  HOLLYWOOD ENTERTAINMENT CORPORATION
             Disclosures Regarding Non-GAAP Financial Information


Adjusted Net Income and Adjusted Net Income per Diluted Share

The Company believes its calculation of adjusted net income and adjusted net income per diluted share provides a better measure of the Company's operating performance by excluding items not related to ongoing operations such as charges for early retirement of debt and adjustments to valuation allowances on deferred tax assets. The presentation of adjusted net income and adjusted net income per diluted share also provides for better comparability to prior periods. A reconciliation of net income to adjusted net income and adjusted net income per diluted share is as follows:


                                     Three Months Ended    Twelve Months Ended
                                         December 31,         December 31,
                                    --------------------  --------------------
                                       2003       2002       2003       2002
                                    ---------  ---------  ---------  ---------
Net Income (1)                      $  23,046  $ 142,001  $  82,272  $ 241,845
                                    ---------  ---------  ---------  ---------
Add back (deduct) provision for
 income taxes as recorded (2)               -    (97,832)         -    (98,109)
Add back early debt retirement              -          -          -      3,534
Less stock option expense reversal          -          -          -     (4,513)
Less restructuring charge adjustments       -       (828)         -    (13,258)
                                               ---------             ---------
Adjusted income before taxes                -     43,341          -    129,499
Less provision for income
  taxes at assumed normalized
  tax rate of 40.5% (2)                     -    (17,553)         -    (52,447)
Add back (deduct) items, net of tax:
  early debt retirement                     -          -      7,418          -
  restructuring charge adjustment      (1,264)               (1,264)
  debt fees prepayment amortization     1,200                 1,200
                                    ---------  ---------  ---------  ---------
Adjusted net income                 $  22,982  $  25,788  $  89,626  $  77,052
                                    ---------  ---------  ---------  ---------
Weighted average diluted shares        63,432     64,134     64,180     62,390
Adjusted net income per
  diluted share                     $    0.36  $    0.40  $    1.40  $    1.24


(1) Net income in the three months and twelve months ended December 31, 2003 was reduced by a provision for income taxes based on an effective tax rate of 40.0%.
(2) Net income in the three months and twelve months ended December 31, 2002 benefited from the reduction in a valuation allowance on the Company's deferred income tax assets, resulting in income tax benefits. The Company reduced the allowance based upon its belief that certain future tax benefits would be realized as a result of income during the period and anticipated future income. The Company believes a 40.5% effective tax rate is more representative of a normalized provision for income taxes in 2002 when the valuation allowance reduction is excluded.


                 HOLLYWOOD ENTERTAINMENT CORPORATION
   Disclosures Regarding Non-GAAP Financial Information (Continued)


EBITDA

The Company also believes EBITDA, as defined below, is an additional measurement that is useful in understanding our operating results, including our ability to meet our growth plans and debt service requirements. The Company's calculation of EBITDA is not necessarily comparable to EBITDA reported by other companies due to the lack of uniform definition. The Company defines EBITDA as income from operations before special items plus depreciation and amortization (excluding amortization of rental product) plus/minus non-cash expense/income items. Following is a table calculating EBITDA (in thousands):


                                     Three Months Ended   Twelve Months Ended
                                         December 31,        December 31,
                                     ------------------  --------------------
                                       2003      2002       2003       2002
                                     --------  --------  ---------  ---------

Income from operations               $ 48,201  $ 54,590  $ 185,094  $ 189,327
Depreciation and amortization          15,088    14,356     60,762     59,343
Non-cash stock option compensation        133       169        564     (1,633)
Restructuring charge adjustments       (2,106)     (828)    (2,106)   (13,258)
                                     --------  --------  ---------  ---------
EBITDA                               $ 61,316  $ 68,287  $ 244,314  $ 233,779
                                     ========  ========  =========  =========



Free Cash Flow

Free cash flow represents the Company's net cash flow from operating activities less net purchases of rental inventory and property and equipment and increases in intangibles and other assets. Management believes free cash flow is a useful measure to understand the Company's ability to prepay debt or repurchase stock after investments have been made to support existing operations and execute growth initiatives. The Company's calculation of free cash flow is not necessarily comparable to free cash flow reported by other companies due to the lack of a uniform definition and should not be used as a substitute for cash provided by operating activities calculated in accordance with GAAP. In addition, free cash should not be considered as funds available for discretionary use or as a measure of the Company's ability to fund its cash needs. The following is a calculation of free cash flow for 2003 (in thousands):

                                             --------
                                               2003
                                             --------

Cash provided by operating activities        $391,248
Purchases of rental inventory, net           (220,364)
Purchases of property and equipment, net      (94,123)
Increase in intangibles and other assets       (3,273)
                                             --------
Free cash flow                                 73,488
                                             ========